Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198563

PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 13, 2015

TO

PROSPECTUS DATED APRIL 6, 2015

CORBUS PHARMACEUTICALS HOLDINGS, INC.

PROSPECTUS

19,470,273 Shares of Common Stock

This Prospectus Supplement No. 3 supplements the prospectus of Corbus Pharmaceuticals Holdings, Inc. (“the “Company”, “we”, “us”, or “our”) dated April 6, 2015 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission on August 13, 2015:

A.	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the Securities and Exchange Commission on August 13, 2015.

B.	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2015.

C.	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2015.

D.	Current Report on Form 8-K filed with the Securities and Exchange Commission on May 29, 2015.

E.	Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2015.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 3 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 13, 2015.

INDEX TO FILINGS

Annex
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the Securities and Exchange Commission on August 13, 2015.	A
Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2015.	B
Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2015.	C
Current Report on Form 8-K filed with the Securities and Exchange Commission on May 29, 2015.	D
Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2015.	E

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period June 30, 2015.

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to                     .

Commission File Number:

001-37348

Corbus Pharmaceuticals Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4348039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 River Ridge Road Norwood, MA	02062
(Address of principal executive offices)	(Zip code)

(617) 963-0100

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 6, 2015, 31,990,364 shares of the registrant’s common stock, $0.0001 par value, were issued and outstanding.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2015

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,243,153	$6,262,445
Prepaid expenses	249,143	270,556

Total current assets	9,492,296	6,533,001

Restricted cash	13,730	13,728
Property and equipment, net	58,725	54,044

Total assets	$9,564,751	$6,600,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$144,389
Accounts payable	1,069,213	344,160
Accounts payable-related party	200,000	—
Accrued expenses	390,038	249,491
Deferred revenue, current	681,616	—

Total current liabilities	2,340,867	593,651

Deferred revenue, non-current	454,748	—

Total liabilities	2,795,615	593,651

Commitments and Contingencies

Stockholders’ equity
Preferred Stock $0.0001 par value: 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—

Common stock, $0.0001 par value; 150,000,000 shares authorized, 30,745,627 and 25,938,332 shares issued and outstanding at June 30, 2015 and December 31, 2014	3,075	2,594

Additional paid-in capital	15,291,395	10,287,214
Accumulated deficit	(8,525,334)	(4,427,075)

Total stockholders’ equity	6,769,136	5,862,733

Total liabilities and stockholders’ equity	$9,564,751	$6,456,384

See notes to the unaudited condensed consolidated financial statements.

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration revenue	$113,636	$—	$113,636	$—

Operating expenses:
Research and development	1,707,256	169,443	2,430,686	231,360
General and administrative	969,076	294,854	1,780,945	338,582

Total operating expenses	2,676,332	464,297	4,211,631	569,942

Operating loss	(2,562,696)	(464,297)	(4,097,995)	(569,942)

Other expense:
Interest expense	(393)	(11,232)	(1,372)	(22,395)
Interest income	548	578	1,108	623
Change in fair value of warrant liability	—	(29,966)	—	(28,448)
Foreign currency exchange loss	—	309	—	(425)

Other income (expense), net	155	(40,311)	(264)	(50,645)

Net loss	$(2,562,541)	$(504,608)	$(4,098,259)	$(620,587)

Net loss per share, basic and diluted	$(0.10)	$(0.02)	$(0.16)	$(0.04)

Weighted average number of common shares outstanding, basic and diluted	26,901,100	22,071,172	26,434,174	14,532,561

See notes to the unaudited condensed consolidated financial statements.

Corbus Pharmaceuticals Holdings Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,098,259)	$(620,587)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	602,863	26,412
Depreciation	11,541	180
Loss on foreign exchange	—	425
Changes in fair value of derivative warrant liability	—	28,448
Non-cash interest expense	—	22,395
Changes in operating assets and liabilities:
Increase in restricted cash	(2)	—
(Increase) decrease in prepaid expenses	21,413	(20,207)
Increase in accounts payable	925,053	27,193
Increase in deferred revenue	1,136,364	—
Increase in accrued expenses	140,547	74,078

Net cash used in operating activities	(1,260,480)	(461,663)

Cash flows from investing activities:
Purchases of property and equipment	(16,222)	(8,009)

	(16,222)	(8,009)

Cash flows from financing activities:
Principal payments on notes payable	(144,389)	—
Proceeds from issuance of common stock	4,401,799	8,670,824

Net cash provided by financing activities	4,257,410	8,670,824

Net increase in cash and cash equivalents	2,980,708	8,201,152
Cash and cash equivalent at beginning of the period	6,262,445	303,020

Cash and cash equivalent at end of the period	$9,243,153	$8,504,172

Supplemental disclosure of cash flow information and non cash transactions:
Conversion of Series A preferred stock into common stock	$—	$1,108,609
Cash paid during the period for interest	$1,108	$—

See notes to the unaudited condensed consolidated financial statements.

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

1.	NATURE OF OPERATIONS

Business

Corbus Pharmaceuticals Holdings, Inc. (“CPHI” or “the Company”) is a clinical stage pharmaceutical company, focused on the development and commercialization of novel therapeutics to treat rare, chronic and serious inflammatory and fibrotic diseases. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. The Company’s business is subject to significant risks and uncertainties and the Company will be dependent on raising substantial additional capital before it becomes profitable and it may never achieve profitability.

In the opinion of management of the Company, the accompanying unaudited condensed consolidated interim financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2015 and the results of its operations and cash flows for the three and six months ended June 30, 2015 and 2014. The December 31, 2014 condensed consolidated balance sheet was derived from audited financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 10, 2015. The results of operations for such interim periods are not necessarily indicative of the operating results for the full fiscal year.

2.	LIQUIDITY

The Company has incurred recurring losses since inception and as of June 30, 2015, had an accumulated deficit of approximately $8,525, 000. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, development of its product candidates and its preclinical programs, strategic alliances and the development of its administrative organization. The Company expects the current cash on hand of $9,243,000, together with the expected proceeds from the exercise of warrants and the achievement of certain milestones related to the development award from the Cystic Fibrosis Foundation (see Note 13), to be sufficient to meet its operating and capital requirements into the fourth quarter of 2016. We will need to raise significant additional capital to fund the clinical trials for Resunab ™. We may seek to sell common or preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations. Any other third-party funding arrangement could require us to relinquish valuable rights.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials.

3.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the financial statements is as follows:

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur. The most significant estimates are related to stock based compensation, the value of derivative instruments and the accrual of research and clinical obligations.

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

Prior to the registration of its common stock and the subsequent public listing of the common stock, the Company had granted stock options at exercise prices not less than the fair value of its common stock as determined by the board of directors, with input from management. The Company’s board of directors determined the estimated fair value of the common stock based on a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector and the historic prices at which the Company sold shares of preferred stock.

Cash and Cash Equivalents

The Company considers only those investments which are highly liquid, readily convertible to cash, and that mature within three months from date of purchase to be cash equivalents. Marketable investments are those with original maturities in excess of three months. At June 30, 2015 and December 31, 2014, cash equivalents were comprised of money market funds. The Company had no marketable investments at June 30, 2015 and December 31, 2014. Cash and cash equivalents consist of the following:

	June 30,	December 31,
	2015	2014
Cash	$218,084	$10,974
Money market funds	9,025,069	6,251,471

	$9,243,153	$6,262,445

Restricted Cash

As of June 30, 2015, the Company had restricted cash of $13,730 due to a stand-by letter of credit in favor of a landlord (see Note 5).

Financial Instruments

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents and accounts payable approximate fair value based on the short-term nature of these instruments. The carrying value of loans payable approximate their fair value due to the market terms.

Property and Equipment

Property and Equipment consists of the following:

	June 30,	December 31,
	2015	2014
Computer hardware and software	$26,152	$17,179
Office furniture and equipment	35,209	27,960
Leasehold improvements	19,310	19,310
Less: accumulated depreciation	(21,946)	(10,405)

Property and equipment, net	$58,725	$54,044

The estimated life for all property and equipment is three years.

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

Research and Development Expenses and Collaborative Research Agreements

Costs incurred for research and development are expensed as incurred. For research grants prior to 2015, the Company had recorded payments received from research and development grants and awards as a reduction in research and development on the Statement of Operations. For the development award received from the Cystic Fibrosis Foundation (note 12) the Company is recognizing revenue under a collaborative research agreement. The research grants prior to 2015 were immaterial, therefore they were not re-classified to revenue.

On April 20, 2015, the Company entered into an award agreement with Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”) (see Note 13). The Company is recognizing revenue from the award agreement under a collaborative research agreement. Pursuant to the terms of this agreement, the Company received a payment of $1,250,000 upon signing the agreement and is entitled to potential milestone payments totaling $3,750,000 dependent upon the achievement of certain milestones. For this agreement and future collaborative research agreements revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred or the services have been rendered, collectability of the resulting receivable is reasonably assured, and the Company has fulfilled its performance obligations under the contract. The Company is amortizing the $1,250,000 payment and future milestone payments on a straight-line basis over the expected duration of the performance period of the development program under the award which is expected to conclude in March 2017.

Accruals for Research and Development Expenses and Clinical Trials

As part of the process of preparing its financial statements, the Company is required to estimate its expenses resulting from its obligations under contracts with vendors, clinical research organizations and consultants and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company’s objective is to reflect the appropriate trial expenses in its financial statements by matching those expenses with the period in which services are performed and efforts are expended. The Company accounts for these expenses according to the timing of various aspects of the trial. The Company determines accrual estimates through financial models taking into account discussion with applicable personnel and outside service providers as to the progress or state of consummation of trials, or the services completed. During the course of a clinical trial, the Company adjusts its clinical expense recognition if actual results differ from its estimates. The Company makes estimates of its accrued expenses as of each balance sheet date based on the facts and circumstances known to it at that time. The Company’s clinical trial accruals are dependent upon the timely and accurate reporting of contract research organizations and other third-party vendors. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in it reporting amounts that are too high or too low for any particular period. For the three and six months ended June 30, 2015 and 2014, there were no material adjustments to the Company’s prior period estimates of accrued expenses for clinical trials.

Concentrations of Credit Risk

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company may from time to time have cash in banks in excess of Federal Deposit Insurance Corporation insurance limits.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment, which is developing and commercializing therapeutics to treat rare life-threating, rare inflammatory fibrotic diseases. As of June 30, 2015 and December 31, 2014, all of the Company’s assets were located in the United States.

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

Income Taxes

For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded to reduce a net deferred tax benefit when it is more likely than not that the tax benefit from the deferred tax assets will not be realized. Accordingly, the Company has provided a valuation allowance equal to 100% of the tax benefit in order to eliminate the deferred tax assets amounts. Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.

Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of June 30, 2015 or December 31, 2014.

Impairment of Long-lived Assets

The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. The Company’s policy is to record an impairment loss when it is determined that the carrying value of the asset may not be recoverable. No impairment charges were recorded for the three and six months ended June 30, 2015 and 2014.

Share-based Payments

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock-based award. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model for employees and non-employees. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Company accounts for stock options granted to non-employees on a fair value basis which is estimated using the Black-Scholes option pricing model. The initial non-cash charge to operations for non-employee options is revalued at the end of each reporting period until vested and recognized as expense over the related vesting period.

Derivative Instruments

The Company generally does not use derivative instruments to hedge exposures to cash-flow or market risks; however, certain warrants to purchase common stock that do not meet the requirements for classification as equity are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. Such financial instruments are initially recorded at fair value with subsequent changes in fair value charged (credited) to operations in each reporting period. If these instruments subsequently meet the requirements for classification as equity, the Company reclassifies the fair value to equity.

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

Net Loss Per Common Share

Basic net loss per share of the Company’s common stock has been computed by dividing net loss by the weighted average number of shares outstanding during the period. Diluted net loss per share of the Company’s common stock has been computed by dividing net loss by the weighted average number of shares outstanding plus the dilutive effect, if any, of outstanding stock options, warrants and convertible securities. In a net loss period, options, warrants and convertible securities are anti-dilutive and therefore excluded from diluted loss per share calculations. The following table sets forth the computation of basic and diluted earnings per share for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,
	2015	2014
Basic and diluted net loss per share of common stock:
Net loss	(2,562,541)	(504,608)

Net loss applicable to common stockholders	(2,562,541)	(504,608)

Weighted average shares of common stock outstanding	26,901,100	22,071,172

Net loss per share of common stock-basic and diluted	$(0.10)	$(0.02)

	Six Months Ended June 30,
	2015	2014
Basic and diluted net loss per share of common stock:
Net loss	(4,098,259)	(620,587)

Net loss applicable to common stockholders	(4,098,259)	(620,587)

Weighted average shares of common stock outstanding	26,434,174	14,532,561

Net loss per share of common stock-basic and diluted	$(0.16)	$(0.04)

The following potentially dilutive securities outstanding at June 30, 2015 and 2014 have been excluded from the computation of dilutive weighted average shares outstanding as the inclusion would be antidilutive.

	June 30,
	2015	2014
Warrants	8,896,848	13,602,451
Stock options	3,716,170	1,596,882

	12,613,018	15,199,333

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern, which states management should evaluate whether there are conditions or events, considered in the aggregate, that raise a substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known and likely to occur at the date that the financial statements are issued. The standard update will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter, however, early application is permitted. Management does not expect the adoption of ASU 2014-15 to have material impact on the Company’s consolidated financial statements, although there may be additional disclosures upon adoption.

In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-03, Interest Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”) which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU requires retrospective adoption and will be effective for fiscal years beginning after December 15, 2015 and for interim periods within those fiscal years. We do not expect the adoption of this guidance will have a material impact on our financial statements.

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

4.	FAIR VALUE OF ASSETS AND LIABILITIES

The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The Company uses valuation methods and assumptions that consider, among other factors, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments. The Company had no assets or liabilities classified as Level 1 or Level 2. Certain warrants issued for professional services (Note 10) were classified as Level 3. The fair values of these instruments were determined using models based on market observable inputs and management judgment. There were no material re-measurements of fair value during the three months ended June 30, 2015 and 2014 with respect to financial assets and liabilities, other than those assets and liabilities that are measured at fair value on a recurring basis.

The Company had valued certain warrants as a derivative liability at June 30, 2014 and used the Black-Scholes option pricing model to estimate fair value at June 30, 2014 and used the contractual life according to the remaining terms of the warrants and the following assumptions:

As of June 30, 2014
Risk free interest rate	1.25%
Expected dividend yield	0%
Contractual term	3.97
Expected volatility	66%

Due to a modification in the terms of these warrants, the derivative liability was reclassified at June 30, 2014 to Additional Paid in Capital. As of June 30, 2015 and December 31, 2014 there were no derivative warrant liabilities.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	June 30, 2014
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative warrant liability at December 31, 2013	$—	$—	$19,932	$19,932
Change in fair value of the derivative warrant liability	—	—	28,448	28,448
Reclassification of derivative warrant liability	—	—	(48,380)	(48,380)

Derivative warrant liability at June 30, 2014	$—	$—	$—	$—

5.	COMMITMENTS AND CONTINGENCIES

Operating Lease Commitment

On May 30, 2014, the Company entered into a commercial lease for 2,387 square feet of office space in Norwood, MA. The lease commenced on July 1, 2014 and is for a three year term. The lease also requires a standby letter of credit of $13,730 payable in favor of the landlord (see Note 3-Restricted Cash).

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

Pursuant to the terms of the Company’s non-cancelable lease agreements in effect at June 30, 2015, the future minimum rent commitments are as follows for the years ended December 31:

2015 (remainder of year)	$28,048
2016	56,511
2017	28,464

Total	$113,023

Total rent expense for the three months and six months ended June 30, 2015, was $13,725 and $27,450, respectively. Total rent expense for each of the three months and six months ended June 30, 2014, was $8,100.

6.	NOTES PAYABLE

In October 2014, the Company entered into a loan agreement with a financing company for $192,000. The terms of the loan stipulate equal monthly payments of principal and interest payments of $24,293 over an eight month period. Interest accrues on this loan at annual rate of 3.25%. This loan was fully repaid as of June 30, 2015.

The Company had a note payable outstanding to a vendor as of June 30, 2014 which has no stated interest rate; however the Company had imputed interest cost at a rate of 7% for this note payable but the Company reached an agreement with the vendor to pay off this note payable with no interest.

Interest expense for three months and six months ended June 30, 2015 totaled $393 and $1,372, respectively. Interest expense for three months and six months ended June 30, 2014 totaled $11,232 and $22,395, respectively.

Notes payable consisted of the following:

	June 30,	December 31,
	2015	2014
Notes payable	$—	$144,389
Less: current portion	—	(144,389)

Long term portion	$—	$—

7.	DEFERRED REVENUE

During the three months ended June 30, 2015, the Company received $1,250,000 upon signing the CFFT award agreement (see Notes 3 and 13). The Company recorded the $1,250,000 as deferred revenue. The Company is amortizing the deferred revenue and recognizing revenue on a straight-line basis over the performance period for the development program which is expected to conclude during the first quarter of 2017. The Company recorded $113,636 of revenue for both the three and six months ended June 30, 2015. Deferred revenue consists of the following:

	June 30,	December 31,
	2015	2014
Deferred revenue	$1,136,364	$—
Less: current portion	681,616	—

Long term portion	$454,748	$—

8.	COMMON STOCK

The Company has authorized 150,000,000 shares of common stock, $0.0001 par value per share, of which 30,745,627 shares and 25,938,332 shares were issued and outstanding as of June 30, 2015 and December 31, 2014 respectively.

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

During the six months ended June 30, 2015, the Company issued 4,807,295 shares of common stock upon the exercise of stock options and warrants to purchase common stock and the Company received net proceeds of approximately $4,402,000 from these exercises.

9.	STOCK OPTIONS

In 2014, the Company adopted the Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Incentive Plan (the “2014 Plan”). Pursuant to the 2014 Plan, the Company’s Board of Directors may grant incentive and nonqualified stock options and restricted stock to employees, officers, directors, consultants and advisors. On January 1, 2015, pursuant to an annual evergreen provision contained in the 2014 Plan, the number of shares reserved for future grants was increased by 1,815,683 shares. As of June 30, 2015, there was a total of 8,666,017 shares reserved for issuance under the 2014 plan and there were 4,829,135 shares available for future grants. Options issued under the 2014 Plan are exercisable for up to 10 years from the date of issuance.

Share-based Compensation

For stock options issued and outstanding for the three months and six months ended June 30, 2015 the Company recorded non-cash, stock-based compensation expense of $300,905 and $602,863, respectively, net of estimated forfeitures. For stock options issued and outstanding for the three and six months ended June 30, 2014, the Company recorded non-cash, stock-based compensation expense of $21,040, $26,412 respectively, net of forfeitures.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Due to its limited operating history and limited number of sales of its common stock, the Company estimated its volatility in consideration of a number of factors, including the volatility of comparable public companies and, commencing in 2015, the Company also considered the volatility of its own common stock. The Company uses historical data, as well as subsequent events occurring prior to the issuance of the financial statements, to estimate option exercises and employee terminations within the valuation model. The expected term of options granted under the 2014 Plan, all of which qualify as “plain vanilla” per SEC Staff Accounting Bulletin 107, is based on the average of the 6.25 years. For non-employee options, the expected term is the contractual term. The risk-free rate is based on the yield of a U.S. Treasury security with a term consistent with the option.

The assumptions used principally in determining the fair value of options granted were as follows:

	Six Months Ended June 30,
	2015	2014
Risk free interest rate	1.98%	1.94%

Expected dividend yield	0%	0%
Expected term in years	8.59	6.25
Expected volatility	97%	91.59%
Estimated forfeiture rate	0.65%	20.00%

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

A summary of option activity for the six months ended June 30, 2015 is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Intrinsic Value
Outstanding at December 31, 2014	3,556,691	$0.83
Granted	192,500	$2.91
Exercised	(33,021)	$0.11		$95,108

Outstanding at June 30, 2015	3,716,170	$0.95	8.49	$7,949,972

Vested June 30, 2015	1,219,696	$0.67	7.65	$2,940,369

The weighted average grant-date fair value of options granted during the six months ended June 30, 2015 was $2.91 per share. As of June 30, 2015, there was approximately $1,787,899 of total unrecognized compensation expense related to non-vested share-based option compensation arrangements. The unrecognized compensation expense is estimated to be recognized over a period of 3.22 years.

10.	DERIVATIVE INSTRUMENTS

The Company issued warrants in 2013 for the purchase of 301,778 shares of common stock, which had provisions that included anti-dilution protection, cashless exercise provisions and, under certain conditions, granted holders the right to request the Company repurchase the warrant. Accordingly, these warrants were considered derivative instruments and as of June 30, 2014, the fair value of $18,414 was recorded respectively as a derivative warrant liability. On June 30, 2014, these warrant agreements were modified to eliminate the anti-dilution protection and accordingly these warrants were no longer considered a derivative liability and the fair value of $48,380 shares was reclassified and charged as an addition to Additional-Paid in Capital.

To value the derivative warrant liability, the Company used the Black-Scholes option pricing model and assumptions that considered, among other factors, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments. Changes in fair value of the derivative financial instruments were recognized in the Condensed Statement of Operations as gain or loss on change in fair value of warrant liability. There was a loss on change in fair value of the warrant liability of $28,448 recognized for the six months ended June 30, 2014.

11.	WARRANTS

At June 30, 2015, there were warrants outstanding to purchase 8,896,848 shares of common stock with a weighted average exercise price of $0.99 and a weighted average remaining life of four years. During the six months ended June 30, 2015, warrants to purchase 4,598,129 shares of common stock were exercised for net proceeds (see Note 8) of approximately $4,398,000. Additionally, in accordance with the warrant agreements, warrants to purchase 215,000 shares of common stock were exercised in cashless exercises resulting the issuance of 176,145 shares. There were no warrants issued or cancelled during the six months ended June 30, 2015.

12.	RELATED PARTY TRANSACTIONS

In connection with the formation of Corbus Pharmaceutical Holdings, Inc. in December 2013, certain affiliates of Aegis Capital Corp. (“Aegis” or the “Placement Agent”) and certain other parties not affiliated with the Company or the Placement Agent subscribed for an aggregate of 6,000,000 shares of common stock for which they paid an aggregate of $120,000 ($0.02 per share), including David Hochman, one of our directors who purchased 450,000 shares of common stock and whose family trust purchased 90,000 shares of common stock.

Following the initial closing of the 2014 private placement, which took place on April 11, 2014, the Placement Agent has a right to appoint one member of our board of directors for a two-year term (the “Aegis Nominee”). David Hochman was appointed as the Aegis Nominee.

On June 21, 2014, we entered into a consulting agreement with Orchestra Medical Ventures, LLC (“Orchestra”), of which David Hochman is Managing Partner. The agreement provided that Orchestra rendered a variety of consulting and advisory

Corbus Pharmaceuticals Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Six Months Ended June 30, 2015

services relating principally to identifying and evaluating strategic relationships, licensing opportunities, and business strategies. Orchestra was compensated at the rate of $5,000 per month for twelve months, payable quarterly in advance. The consulting agreement expired on April 11, 2015 and the Company is not obligated to make future payments.

The Company entered into a non-exclusive financial advisory agreement with Aegis under which the Company agreed to pay Aegis $200,000 upon the execution of the agreement, which commenced on June 1, 2015 and expires on November 30, 2015.

13.	DEVELOPMENT AWARD

On April 20, 2015, the Company entered into an award agreement with Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”), a non-profit drug discovery and development affiliate of the Cystic Fibrosis Foundation, pursuant to which it received a development award (the “Award”) for up to $5 million in funding. The funding from the Award will help support a first-in-patient Phase 2 clinical trial of the Company’s oral anti-inflammatory drug Resunab in adults with cystic fibrosis (“CF”). Upon the execution of the Award agreement, the Company received a payment of $1,250,000 (Notes 3 and 7). The remainder of the Award will be paid to the Company incrementally upon the achievement of certain milestones related to the progress of the Phase 2 CF clinical trial, as set forth in the Award agreement.

Pursuant to the terms of the Award agreement, the Company is obligated to make royalty payments to CFFT contingent upon commercialization of Resunab in the Field of Use (as defined in the Award agreement) including a royalty payment equal to five times the amount the Company receives under the Award agreement, up to $25 million, payable in three equal annual installments following the first commercial sale of Resunab, the first of which is due within 90 days following the first commercial sale of Resunab. The Company is also obligated to make a royalty payment to CFFT equal to the amount the Company receives under the Award agreement, up to $5 million, due in the first calendar year in which the aggregate cumulative net sales of Resunab in the Field of Use exceed $500 million. Lastly, the Company is obligated to make royalty payment(s) to CFFT of up to approximately $15 million if the Company transfers, sells or licenses Resunab in the Field of Use other than for certain clinical or development purposes, or if the Company enters into a change of control transaction, with such payment(s) to be credited against the royalty payments due upon commercialization. The Field of Use is defined in the Award as the treatment in humans of CF, asbestosis, bronchiectasis, byssinosis, chronic bronchitis/COPD hypersensitivity pneumonitis, pneumoconiosis, primary ciliary dyskinesis, sarcoidosis and silicosis. Either CFFT or the Company may terminate the agreement for cause, which includes the Company’s material failure to achieve certain commercialization and development milestones. The Company’s payment obligations survive the termination of the Award agreement. The $1,250,000 million payment the Company received during the three months ended June 30, 2015 was recorded as deferred revenue. The Company is amortizing the $1,250,000 payment and future milestone payments on a straight-line basis over the expected duration of the performance period of the development program under the award which is expected to conclude in March 2017 (see Note 7).

14.	SUBSEQUENT EVENTS

On July 27, 2015, pursuant to the terms of the Company’s outstanding warrants issued to investors in a 2014 private placement, the Company issued a notice of redemption to such holders (see Note 10). Pursuant to a notice of redemption mailed to the affected warrant holders (the “Holders”) on July 27, 2015, the Holders may exercise their warrants at an exercise price of $1.00 per share until 5:00 p.m. Eastern Time on August 26, 2015 (the “Redemption Date”). After the Redemption Date, the Holders will no longer be entitled to exercise their warrants for common stock and will have no rights, except to receive the redemption price of $0.0001 per warrant.

The Company estimates that if all of the warrants are exercised prior to the Redemption Date, the Company will receive gross proceeds of up to approximately $6.2 million. The Company has engaged Aegis to act as the Company’s warrant solicitation agent and will pay a fee of 5% of the gross proceeds derived from the exercise of the warrants to Aegis.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the related notes and the other financial information included elsewhere in this Quarterly Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Quarterly Report, particularly those under “Risk Factors.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report on Form 10-Q contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

•	our lack of operating history and history of operating losses;

•	our current and future capital requirements and our ability to satisfy our capital needs;

•	our ability to complete required clinical trials of our product and obtain approval from the FDA or other regulatory agents in different jurisdictions;

•	our ability to maintain or protect the validity of our patents and other intellectual property;

•	our ability to retain key executive members;

•	our ability to internally develop new inventions and intellectual property;

•	interpretations of current laws and the passages of future laws;

•	acceptance of our business model by investors;

•	the accuracy of our estimates regarding expenses and capital requirements; and

•	our ability to adequately support growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this report or the date of the document incorporated by reference into this report. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

Overview

We are a clinical stage pharmaceutical company, focused on the development and commercialization of novel therapeutics to treat rare, chronic and serious inflammatory and fibrotic diseases wit. Our product Resunab™ is a novel oral anti-inflammatory drug that has commenced Phase IIa clinical trials for the treatment of dermatomyositis and has received clearance from the U.S. Food and Drug Administration (the “FDA”) to initiate Phase 2 clinical trials for the treatment of cystic fibrosis and systemic sclerosis. We have been granted orphan drug status by the FDA for Resunab for the treatment of diffuse scleroderma and will be seeking orphan drug status for cystic fibrosis and dermatomyositis. Orphan drug status provides seven years of market exclusivity in the United States under the Orphan Drug Act.

Inflammation is a natural defense mechanism carried out by our immune system to protect our bodies from infection and injury. However, under certain circumstances inflammation is triggered but is unable to be resolved, resulting in a chronic inflammatory disease. Since each organ in the body is capable of protecting itself from infection and injury by recruiting inflammatory cells to its site, each organ can therefore suffer from excessive inflammation leading to inflammatory diseases that may cause discomfort, pain, loss of organ function, disability or even death. There are hundreds of inflammatory diseases, many of which are chronic, life-long and incurable.

A key aspect of the body’s inflammatory response is the recruitment of inflammatory cells to the site of tissue infection/injury whereupon these cells act to destroy the infection and/or repair tissue damage. The signaling pathway that modulates the inflammatory response involves the production of bioactive lipids termed eicosanoids by the enzymes COX and LOX, resulting in pro-inflammatory mediators. These mediators trigger the activation and maintenance of a cellular inflammatory state resulting in the further generation of pro-inflammatory mediators termed cytokines. This fundamental pathway is involved in a wide spectrum of inflammatory diseases.

While the onset of inflammation has been well understood for some time, the mechanisms that resolve inflammation have only recently been discovered. This “resolution pathway” involves shifting the production of pro-inflammatory eicosanoids by the COX and LOX enzymes to the production of anti-inflammatory eicosanoids. These anti-inflammatory eicosanoids act to resolve inflammation and promote tissue healing. The lack of sufficient inflammatory resolution is a key contributor to many chronic inflammatory diseases.

Resunab is a synthetic oral small molecule that selectively binds to CB2 receptors found on immune cells. The CB2 receptor plays a natural role in modulating and resolving inflammation by, in effect, turning inflammation “off.” Through activation of CB2, Resunab stimulates the production of anti-inflammatory mediators and causes a concomitant reduction in pro-inflammatory mediators and cytokines. Because it acts through this natural resolving pathway, Resunab offers a new mechanism to potentially treat a wide spectrum of chronic inflammatory diseases in which the resolution of inflammation (the “off” switch) fails to occur.

Warrant Redemption

On July 27, 2015, we issued a notice of redemption to investors holding outstanding warrants issued to investors in a 2014 private placement. We estimate that if all of such warrants are exercised, the Company will receive gross proceeds of up to approximately $6.2 million.

Uplisting to the NASDQ Capital Market

Our common stock began trading on The Nasdaq Capital Market under the symbol “CRBP” on April 16, 2015.

Financial Operations Overview

We are a clinical stage biopharmaceutical company and have not generated any revenues from the sale of products. We have never been profitable and, from inception through June 30, 2015, our losses from operations have been approximately $8.5 million. Our net loss for the six months ended June 30, 2015 was approximately $4,098,000. We expect to incur significant expenses and increasing operating losses for the foreseeable future. We expect our expenses to increase significantly in connection with our ongoing activities to develop, seek regulatory approval and commercialization of Resunab. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenues to achieve profitability, and we may never do so.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We expect our expenses will increase substantially through the balance of 2015 and in the future in connection with our ongoing activities, as we:

•	conduct clinical trials for Resunab in scleroderma, cystic fibrosis, dermatomyositis and other indications;

•	continue our research and development efforts;

•	manufacture clinical study materials and develop commercial scale manufacturing capabilities;

•	seek regulatory approval for our product candidates;

•	add personnel to support development of our product candidates; and

•	operate as a public company.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, we evaluate our estimates and judgments for all assets and liabilities, including those related to stock-based compensation expense and the fair value determined for stock purchase warrants classified as derivative liabilities. We base our estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that full consideration has been given to all relevant circumstances that we may be subject to, and the consolidated financial statements accurately reflect our best estimate of the results of operations, financial position and cash flows for the periods presented.

Results of Operations

Comparison of Three Months Ended June 30, 2015 and 2014

Collaboration revenue

Collaboration revenue totaled approximately $114,000 for the three months ended June 30, 2015. We did not have any revenue from collaborative research agreements in 2014.

Research and Development.

Research and development expenses for the three months ended June 30, 2015 totaled approximately $1,707,000 an increase of approximately $1,538,000 over the $169,000 recorded for the three months ended June 30, 2014. The increase was primarily attributable to increases of approximately $290,000 for the manufacturing of Resunab for clinical trials, $82,000 for consulting fees, $888,000 for clinical trial costs, $214,000 for compensation costs, $45,000 for stock-based compensation costs, and $17,000 for recruiting costs.

General and Administrative.

General and administrative expense for the three months ended June 30, 2015 totaled approximately $969,000 an increase of approximately $674,000 over the $295,000 recorded for the three months ended June 30, 2014. The increase was primarily attributable to increases of approximately $76,000 for investor relations costs, $101,000 of costs associated with our uplisting to the NASDAQ Capital Market, $90,000 for legal and accounting costs, $251,000 for stock-based compensation costs and $65,000 for insurance costs.

Other Income (Expense)

Other income for the three months ended June 30, 2015 totaled approximately $155, a decrease of approximately $40,000 over the $(40,000) of other expense recorded for the three months ended June 30, 2014. The decrease was primarily attributable to a decrease in interest expense of $10,000 and a $30,000 change in the fair value of the warrant liability recorded in 2014

Comparison of Six Months Ended June 30, 2015 and 2014

Collaboration revenue

Collaboration revenue totaled approximately $114,000 for the six months ended June 30, 2015. We did not have any revenue from collaborative research agreements in 2014.

Research and Development.

Research and development expenses for the six months ended June 30, 2015 totaled approximately $2,431,000 an increase of approximately $2,200,000 over the $231,000 recorded for the six months ended June 30, 2014. The increase was primarily attributable to increases of approximately $405,000 for the manufacturing of Resunab for clinical trials, $138,000 for consulting fees, $1,088,000 for clinical trial costs, $383,000 for compensation costs, $90,000 for stock-based compensation costs, and $37,000 for recruiting costs.

General and Administrative.

General and administrative expense for the six months ended June 30, 2015 totaled approximately $1,781,000 an increase of approximately $1,442,000 over the $339,000 recorded for the six months ended June 30, 2014. The increase was primarily attributable to increases of approximately $196,000 for investor relations costs, $101,000 of costs associated with our uplisting to the NASDAQ Capital Market, $194,000 for legal and accounting costs, $497,000 for stock-based compensation costs, $102,000 for compensation costs $130,000 for insurance costs and $50,000 for board costs.

Other Income (Expense)

Other expense for the six months ended June 30, 2015 totaled $264 a decrease of approximately $51,000 over the $(51,000) of other expense recorded for the six months ended June 30, 2014. The decrease was primarily attributable to a decrease in interest expense of $22,000 and a $28,000 change in the fair value of the warrant liability recorded in 2014.

Liquidity and Capital Resources

Since inception, we have experienced negative cash flows from operations. We have financed our operations primarily through sales of equity-related securities. At June 30 2015, our accumulated deficit since inception was approximately $8,525,000.

At June 30, 2015, we had total current assets of approximately $9,414,000 and total current liabilities of approximately $2,262,000 resulting in working capital of $7,152, 000. At June 30, 2015, we had total assets of approximately $9,486,000 and total liabilities of approximately $2,717, 000 resulting in a stockholders’ equity of approximately $6,769, 000.

Net cash used in operating activities for the six months ended June 30, 2015 was approximately $1,260,000 which includes cash used from a net loss of approximately $4,098,000, non-cash expenses of approximately $614,000, $100,000 of cash provided from a decrease in prepaid expenses, $1,136,000 of cash provided from an increase in deferred revenue and $989,000 of cash provided from a net increase in accounts payable and accrued expenses.

Cash used in investing activities for the six months ended June 30, 2015 totaled approximately $16,000 for the purchase of property and equipment.

Cash provided from financing activities for the six months ended June 30, 2015 totaled approximately $4,257,000. Cash provided from the issuance of common stock upon the exercise of warrants and stock options totaled $4,402,000. Cash used for principal payments on notes payable totaled $144,000.

At June 30, 2015, we had a cash balance of approximately $9,243,000. We expect our current cash on hand, together with the expected proceeds from the exercise of warrants and the achievement of certain milestones related to the development award from the Cystic Fibrosis Foundation, to be sufficient to meet our operating and capital requirements into the fourth quarter of 2016. We will need to raise significant additional capital to fund the clinical trials for Resunab. We may seek to sell common or preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations. Any other third-party funding arrangement could require us to relinquish valuable rights.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials. The Company has the potential to receive an additional $3.8 million in milestone payments under the development award from the CF Foundation and $6.2 million in gross proceeds from the exercise of warrants which the Company has issued a redemption notice.

Contractual Obligations and Commitments

On May 30, 2014, we signed a three-year lease with a commencement date of July 1, 2014, at an annual cost of $54,900. We may enter into contracts in the normal course of business with clinical research organizations for clinical trials and clinical supply manufacturing and with vendors for pre-clinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore, we believe that our non-cancelable obligations under these agreements are not material. As of June 30, 2015, we had no material Contractual Obligations or Commitments that will affect our future liquidity.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on our balance sheets.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

Our exposure to market risk is limited to our cash and cash equivalents, all of which have maturities of three months or less. The primary objectives of our investment activities are to preserve principal, provide liquidity and maximize income without significantly increasing risk. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our financial condition and/or results of operation. We do not have any foreign currency or other derivative financial instruments.

Item 4.	Controls and Procedures.

Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act, as amended) as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report were effective in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that the information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Internal Control over Financial Reporting

There was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the period to which this report relates that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings.

 None.

Item 1A.	Risk Factors.

In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K may not be the only risks facing the Company. Additional risks and uncertainties not currently known to the Company or that the Company currently deems to be immaterial also may materially adversely affect the Company’s business, financial condition and/or operating results.

We provided updates to our Risk Factors in our quarterly report on Form 10-Q for the quarter ended March 31, 2015 filed with the Securities and Exchange Commission on May 13, 2015. There were no material changes during the quarter ended June 30, 2015 to the Risk Factors previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

 None.

Item 3.	Defaults Upon Senior Securities.

 None.

Item 4.	Mine Safety Disclosures.

 Not applicable.

Item 5.	Other Information.

 None.

Item 6.	Exhibits.

EXHIBIT INDEX

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) (filed herein).*

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) (filed herein).*

32.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(b) or Rule 15d-14(b) (filed herein).*

32.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(b) or Rule 15d-14(b) (filed herein).*

101.INS	XBRL Instance Document.*

101.SCH	XBRL Taxonomy Extension Schema Document.*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corbus Pharmaceuticals Holdings, Inc.

Date: August 13, 2015	By:	/s/ Yuval Cohen
	Name:	Yuval Cohen
	Title:	President and Chief Executive Officer
(Principal Executive Officer)

Date: August 13, 2015	By:	/s/ Sean Moran
	Name:	Sean Moran
	Title:	Chief Financial Officer
(Principal Financial Officer and Chief Accounting Officer)

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Yuval Cohen, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2015 of Corbus Pharmaceuticals Holdings, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financing reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2015

/s/ Yuval Cohen

Yuval Cohen
President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Sean M. Moran, certify that:

1.	I have reviewed this quarterly report on Form 10-Q for the period ended June 30, 2015 of Corbus Pharmaceuticals Holdings, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financing reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2015

/s/ Sean Moran
Sean Moran
Chief Financial Officer
(Principal Financial Officer and Chief Accounting Officer)

Exhibit 32.1

Certification of Chief Executive Officer Pursuant to

18 U.S.C. Section 1350,

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

This Certification is being filed pursuant to 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002. This Certification is included solely for the purposes of complying with the provisions of Section 906 of the Sarbanes-Oxley Act and is not intended to be used for any other purpose. In connection with the accompanying Quarterly Report on Form 10-Q of Corbus Pharmaceuticals Holdings, Inc. for the quarter ended June 30, 2015, each of the undersigned hereby certifies in his capacity as an officer of Corbus Pharmaceuticals Holdings, Inc. that to such officer’s knowledge:

(1) The Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ Yuval Cohen
Dated: August 13, 2015		Yuval Cohen

President and Chief Executive Officer

(Principal Executive Officer)

Exhibit 32.2

Certification of Chief Financial Officer Pursuant to

18 U.S.C. Section 1350,

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

This Certification is being filed pursuant to 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002. This Certification is included solely for the purposes of complying with the provisions of Section 906 of the Sarbanes-Oxley Act and is not intended to be used for any other purpose. In connection with the accompanying Quarterly Report on Form 10-Q of Corbus Pharmaceuticals Holdings, Inc. for the quarter ended June 30, 2015, each of the undersigned hereby certifies in his capacity as an officer of Corbus Pharmaceuticals Holdings, Inc. that to such officer’s knowledge:

(1) The Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ Sean Moran
Dated: August 13, 2015		Sean Moran

Chief Financial Officer

(Principal Financial Officer and Chief Accounting Officer)

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

Corbus Pharmaceuticals Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55327	46-4348039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 River Ridge Drive, Norwood, MA 02062

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Information.

Corbus Pharmaceuticals Holdings, Inc. (the “Company”) has announced that the 2015 Annual Meeting of Stockholders of the Company will be held on May 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Date: April 2, 2015	By:	/s/ Yuval Cohen
Yuval Cohen
Chief Executive Officer

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2015

Corbus Pharmaceuticals Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 River Ridge Drive, Norwood, MA 02062

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 20, 2015, Corbus Pharmaceuticals Holdings, Inc. (the “Company”) entered into an award agreement with Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”), a non-profit drug discovery and development affiliate of the Cystic Fibrosis Foundation, pursuant to which it received a development award (the “Award”) for up to $5 million in funding. The funding from the Award will help support a first-in-patient Phase 2 clinical trial of the Company’s oral anti-inflammatory drug Resunab in adults with cystic fibrosis (“CF”).

Upon the execution of the Award agreement, the Company is entitled to receive $1,250,000. The remainder of the Award will be paid to the Company incrementally upon the achievement of certain milestones related to the progress of the Phase 2 CF clinical trial, as set forth in the Award agreement. Pursuant to the terms of the Award agreement, the Company is obligated to make royalty payments to CFFT contingent upon commercialization of Resunab in the Field of Use (as defined in the Award agreement) including a royalty payment equal to five times the amount the Company receives under the Award agreement, up to $25 million, payable in three equal annual installments following the first commercial sale of Resunab, the first of which is due within 90 days following the first commercial sale of Resunab. The Company is also obligated to make a royalty payment to CFFT equal to the amount the Company receives under the Award agreement, up to $5 million, due in the first calendar year in which the aggregate cumulative net sales of Resunab in the Field of Use exceed $500 million. Lastly, the Company is obligated to make royalty payment(s) to CFFT of up to approximately $15 million if the Company transfers, sells or licenses Resunab in the Field of Use other than for certain clinical or development purposes, or if the Company enters into a change of control transaction, with such payment(s) to be credited against the royalty payments due upon commercialization. The Field of Use is defined in the Award as the treatment in humans of CF, asbestosis, bronchiectasis, byssinosis, chronic bronchitis/COPD hypersensitivity pneumonitis, pneumoconiosis, primary ciliary dyskinesis, sarcoidosis and silicosis. Either CFFT or the Company may terminate the agreement for cause, which includes the Company’s material failure to achieve certain commercialization and development milestones. The Company’s payment obligations survive the termination of the Award agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of April 20, 2015, the Award agreement constitutes a direct financial obligation of the Company, the material terms of which are described above under Item 1.01 and are incorporated herein by reference.

Item 8.01.	Other Information.

On April 22, 2015, the Company issued a press release dated April 22, 2015 announcing receipt of the Award, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, issued by Corbus Pharmaceuticals Holdings, Inc. dated April 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Date: April 22, 2015	By:	/s/ Yuval Cohen
Yuval Cohen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, issued by Corbus Pharmaceuticals Holdings, Inc. dated April 22, 2015.

Exhibit 99.1

Corbus Pharmaceuticals Receives $5 Million Development Award

from Cystic Fibrosis Foundation Therapeutics to

Advance Resunab™ Clinical Program

- Award Supports Initiation of Phase 2 Clinical Trial with Resunab, a Novel Oral Anti-Inflammatory and Anti-Fibrotic Drug, in Individuals with Cystic Fibrosis -

- Study Expected to Begin This Quarter -

- Corbus Management Team to Host Conference Call and Webcast

at 10 a.m. EDT Today -

Norwood, MA (April 22, 2015) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (the “Company”), a clinical stage drug development company focused on the treatment of rare, life-threatening inflammatory and fibrotic diseases, announced today that it has received a development award for up to $5 million from Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”), the non-profit drug discovery and development affiliate of the Cystic Fibrosis Foundation. The development award will help support a first-in-patient Phase 2 clinical trial of the Company’s oral anti-inflammatory drug Resunab™ in adults with cystic fibrosis (“CF”).

“We have been working closely with CFFT on the design of our Phase 2 trial protocol and are honored by the decision to help fund this study,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus Pharmaceuticals. “The Corbus team has an unwavering commitment to the development of breakthrough therapies to treat individuals with cystic fibrosis. We believe that Resunab has the potential to treat the pulmonary inflammation and fibrosis that play such a key role in the disease progression of CF, affecting both the quality of life and life expectancy in people with the disease. Further, Resunab has the potential to address CF in individuals regardless of the specific mutation they have.”

CF is a chronic, life-threatening, genetic disease that primarily affects the lungs and digestive system. CF is caused by a defective or missing CFTR protein resulting from mutations in the CFTR gene. The abnormal protein causes the buildup of thick, sticky mucus in the lungs, which, in turn, leads to recurrent bacterial infections. Importantly, individuals with CF also have an exaggerated, yet ineffective, innate immune response that compounds the inflammation and lung damage caused by the infections. The outcome is constant, harmful inflammation leading to progressive lung damage and failure.

Resunab is a novel synthetic oral drug with unique activity that has been shown to resolve inflammation and progressive fibrosis in pre-clinical models. Resunab has a favorable safety profile coupled with promising potency in pre-clinical models of inflammation and fibrosis. The drug binds to a receptor called CB2 on activated immune cells and triggers resolution of inflammation and reduction of pro-inflammatory pathways, in effect, turning chronic inflammation “off” without causing immunosuppression. Resunab also stops the influx of new inflammatory cells into the tissue and can act directly on fibroblasts to reduce their production of collagen that promotes fibrosis.

Alan F. Holmer, Chairman of the Board of Corbus Pharmaceuticals, remarked, “Addressing inflammation and the lung damage associated with cystic fibrosis has been a very challenging problem for people with the disease. We believe Resunab has the potential to make a difference in the lives of individuals with CF.”

“As a clinician and researcher focused on cystic fibrosis, I believe Resunab has encouraging potential as a novel, new therapy for CF. This CFFT development award highlights the importance of targeting inflammation in the treatment of CF and marks an important step forward in the advancement of new approaches for treating CF,” added James Chmiel, M.D., M.P.H., specialist in pediatric pulmonary diseases in the Division of Pediatric Pulmonology, Allergy, Immunology and Sleep Medicine and Associate Director of the LeRoy W. Matthews Cystic Fibrosis Center at University Hospitals Rainbow Babies & Children’s Hospital, who will serve as co-principal investigator of the Phase 2 study. “I am looking forward to the outcome of the upcoming clinical study.”

Corbus has submitted its Phase 2 clinical protocol for the treatment of cystic fibrosis with Resunab to the U.S. Food and Drug Administration (“FDA”) and anticipates beginning this study this quarter pending FDA approval of the protocol.

Conference Call and Webcast Details

The Company’s management team will host a conference call to discuss its plans for the Resunab Phase 2 clinical trial in adults with CF at 10 a.m. EDT today, Wednesday, April 22. The conference call may be accessed by telephone by dialing Toll-Free (US & Canada): 877-407-3978 or International: 412-902-0039; or by webcast on the Company’s website (www.CorbusPharma.com) under the Investors section in the IR Calendar. Webcast participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the Corbus website at www.CorbusPharma.com and will be archived for 30 days.

About Cystic Fibrosis

Cystic fibrosis (“CF”) is a life-threatening, genetic disease that primarily affects the lungs and digestive system. It is found in about 30,000 people in the United States (70,000 worldwide). People with CF inherit a defective gene that causes heightened, yet inadequate, immune responses and a build-up of thick mucus in the lungs, pancreas and other organs. The thick mucus traps bacteria in the airways, which can result in infections and more inflammation. The chronic unresolved lung inflammation can lead to severe lung damage and respiratory failure. Respiratory problems are the most serious and persistent complication for individuals with CF. For more information on cystic fibrosis, go to www.cff.org.

About Resunab™

Resunab™ is a novel synthetic oral drug with unique activity that has been shown to resolve inflammation and pro-fibrotic processes. Pre-clinical models and Phase 1 clinical studies have shown Resunab to have a favorable safety profile coupled with promising potency in pre-clinical models of inflammation and fibrosis. Resunab binds to the CB2 receptor on immune cells and triggers resolution of inflammation and reduction of pro-inflammatory pathways, in effect turning chronic inflammation “off” without causing immunosuppression.

About Corbus Pharmaceuticals

Corbus Pharmaceuticals is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare life-threatening inflammatory and fibrotic diseases. Our lead product candidate Resunab™ is a novel oral drug that resolves chronic inflammation and pro-fibrotic processes. Resunab is scheduled to commence Phase 2 clinical trials for the treatment of cystic fibrosis and diffuse cutaneous systemic sclerosis (scleroderma) in 2015. For more information, please visit www.CorbusPharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Jenene Thomas

Investor Relations and Corporate Communications Advisor

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull or Marissa Goberdhan

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Email: marissa.goberdhan@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.

###

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 28, 2015, Corbus Pharmaceuticals Holdings, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). The matters voted on at the Annual Meeting were: (1) the election of directors and (2) the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015. The final voting results were as follows:

1. The election of each of Yuval Cohen, Alan Holmer, David P. Hochman, Dr. Renu Gupta and Avery W. Catlin as directors to hold office for a term of one year, until his or her successor is duly elected and qualified or he or she is otherwise unable to complete his or her term.

The votes were cast for this matter as follows:

Nominees	Votes For	Votes Withheld	Broker Non- Votes
Yuval Cohen	17,578,213	3,040	582,267
Alan Holmer	17,578,213	3,040	582,267
David P. Hochman	17,578,213	3,040	582,267
Dr. Renu Gupta	17,578,213	3,040	582,267
Avery W. Catlin	17,578,213	3,040	582,267

2. The proposal to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015 was approved based upon the following votes:

Votes For	Votes Against	Abstentions
17,771,879	366,393	25,248

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: May 29, 2015	By:	/s/ Yuval Cohen
		Name:	Yuval Cohen
		Title:	Chief Executive Officer

Annex E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015

CORBUS PHARMACEUTICALS

HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 27, 2015, Corbus Pharmaceuticals Holdings, Inc. (the “Company”) issued a press release announcing that it is redeeming certain of its outstanding warrants (the “Warrants”) issued to investors in a private placement. Pursuant to a notice of redemption mailed to the affected Warrant holders (the “Holders”) on July 27, 2015, the Holders may exercise their Warrants at an exercise price of $1.00 per share until 5:00 p.m. Eastern Time on August 26, 2015 (the “Redemption Date”). After the Redemption Date, Holders of the Warrants will no longer be entitled to exercise their warrants for common stock and will have no rights, except to receive the redemption price of $0.0001 per Warrant.

The Company estimates that if all of the Warrants are exercised prior to the Redemption Date, the Company will receive gross proceeds of up to approximately $6.2 million. Since December 2014, the Company has already received approximately $5.1 million from the exercise of Warrants. The Company has engaged Aegis Capital Corp. (“Aegis”) to act as the Company’s warrant solicitation agent and will pay a fee of 5% of the gross proceeds derived from the exercise of the Warrants to Aegis.

A copy of the press release is attached hereto as Exhibit 99.1 and a copy of the notice of redemption sent is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release issued by Corbus Pharmaceuticals Holdings, Inc. dated July 27, 2015.

99.2	Form of the Notice of Redemption Letter dated July 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: July 27, 2015	By:	/s/ Yuval Cohen
		Name:	Yuval Cohen
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Corbus Pharmaceuticals Holdings, Inc. dated July 27, 2015.

99.2	Form of the Notice of Redemption Letter dated July 27, 2015.

Exhibit 99.1

Corbus Pharmaceuticals Announces Call Notice for Exercise of Warrants

- Use of proceeds to advance Phase 2 clinical studies -

Norwood, MA (July 27, 2015) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage pharmaceutical company targeting rare, chronic, and serious inflammatory and fibrotic diseases, announced today it has issued a call notice for the redemption of certain outstanding warrants issued to investors from April 2014 through May 2014 (the “Investor Warrants”). Under the terms of the Investor Warrants, which are exercisable at $1.00 per share, the Company has the right to call for an early exercise when the Company’s volume weighted average price equals or exceeds $2.50 per share for twenty consecutive trading days. On August 26, 2015, all Investor Warrants that are not exercised will be redeemed at a price of $0.0001 per Investor Warrant. If all of the Investor Warrants are exercised during the call notice period, the Company would receive gross proceeds of up to approximately $6.2 million. Since December 2014, the Company has already received approximately $5.1 million from the exercise of Investor Warrants. Aegis Capital Corp. has been engaged to act as the Company’s Warrant Solicitation Agent.

“We are pleased to call these remaining warrants which we expect will strengthen our balance sheet and simplify our capital structure. These are important financial milestones as we progress clinically with Resunab™ in multiple rare indications,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “The right to call these warrants is part of a strategic financing mechanism included in the terms of a 2014 private placement. This call notice follows a year of significant milestone achievements that include the successful listing of our common stock on the NASDAQ Capital Market, the FDA clearance of the INDs covering all three of our planned Phase 2 clinical trials with Resunab and the $5 million development award we received from Cystic Fibrosis Foundation Therapeutics, Inc.”

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic and serious inflammatory and fibrotic diseases. Our lead product candidate Resunab™ is a novel oral drug that resolves chronic inflammation and fibrotic processes. Resunab is scheduled to commence Phase 2 clinical trials for the treatment of cystic fibrosis and diffuse cutaneous systemic sclerosis (“scleroderma”) in 2015. In July 2015, we initiated a Phase 2 clinical trial of Resunab in skin-predominant dermatomyositis funded by a grant from the National Institute of Arthritis and Musculoskeletal and Skin Diseases of the National Institutes of Health to the University of Pennsylvania School of Medicine. For more information, please visit www.CorbusPharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to impact of the warrant call and the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s Form 10-K filed on February 10, 2015 and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull or Marissa Goberdhan

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Email: marissa.goberdhan@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.

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Exhibit 99.2

Corbus Pharmaceuticals Holdings, Inc.

100 River Ridge Drive

Norwood, MA 02062

July 27, 2015

NOTICE OF REDEMPTION

Dear Investor Warrant Holder,

Corbus Pharmaceuticals Holdings, Inc. (the “Company”) hereby gives notice that it is redeeming, on Wednesday, August 26, 2015, all of the Company’s outstanding investor warrants to purchase common stock. Each investor warrant entitles the holder to purchase one share of common stock of the Company at a price of $1.00 per investor warrant share exercised. However, at 5:00 p.m. Eastern Time on Wednesday, August 26, 2015, and thereafter, holders of the investor warrants will no longer be entitled to exercise their investor warrants for common stock and will have no rights, except to receive the redemption price of $0.0001 per investor warrant.

The shares of common stock underlying the investor warrants trade on the NASDAQ Capital Market under the symbol “CRBP.” On July 24, 2015, the closing price of the Company’s common stock was $2.58.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the investor warrant holders to exercise their investor warrants will terminate at 5:00 p.m. Eastern Time on Wednesday, August 26, 2015 (the “Redemption Date”). At 5:00 p.m. Eastern Time on the Redemption Date and thereafter, holders of the investor warrants will have no rights, except to receive, upon surrender of their investor warrant certificates, the redemption price of $0.0001 per investor warrant. We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your investor warrants.

The Company is exercising this right to redeem the investor warrants pursuant to the terms of each investor warrant. Pursuant to the terms of each investor warrant, the Company has the right to redeem all of the outstanding investor warrants if the volume weighted average price of the Company’s common stock equals or exceeds $2.50 per share on each of the twenty (20) consecutive trading days prior to the date on which notice of redemption is given. The volume weighted average price of the Company’s common stock has been at least $2.50 per share on each of the twenty (20) consecutive trading days prior to July 27, 2015.

EXERCISE PROCEDURE

Investor warrant holders have until 5:00 p.m. Eastern Time on Wednesday, August 26, 2015 to exercise their investor warrants to purchase common stock of the Company. Each investor warrant entitles the holder to purchase one share of common stock of the Company at a price of $1.00 per investor warrant share exercised.

Those who hold their investor warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their investor warrants. Persons who are holders of record of their investor warrants may exercise their investor warrants by sending:

1. The original investor warrant certificate;

2. A fully and properly completed “Notice of Exercise” (attached as “Exhibit A”), duly executed and indicating, among of things, the number of investor warrants being exercised; and

3. A good certified check or wire transfer, payable to the Company, for the full amount of the exercise price ($1.00 for each investor warrant exercised),

To:

Corbus Pharmaceuticals Holdings, Inc.

100 River Ridge Drive

Norwood, MA 02062

Attention: Sean Moran

Telephone: (617) 963-0103

Wire Transfer Instructions:

Bank:	############
ABA/Routing Number:	#########
Account Number:	############
Corbus Pharmaceuticals, Inc.
100 River Ridge Drive
Norwood, MA 02062

The method of delivery of the investor warrants and other documents described above is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The original investor warrant certificate, Notice of Exercise and the payment of the exercise price must be received by the Company prior to 5:00 p.m. Eastern Time on Wednesday, August 26, 2015. Investor warrants which are received on or after such time will not be exercised, but will be redeemed. If your investor warrant is lost or has been destroyed, please contact the Company so that the Company can provide you with an Affidavit of Lost Warrant and Indemnity Agreement.

Any investor warrant received which is not accompanied by payment of the exercise price or which is received without the Notice of Exercise form having been duly executed and fully and properly completed will be deemed to have been delivered for redemption (at $0.0001 per investor warrant), and not for exercise.

REDEMPTION PROCEDURE

Payment of the amount to be received on redemption ($0.0001 per investor warrant) will be made by the Company upon presentation and surrender of the investor warrant for payment at 5:00 p.m. Eastern Time on Wednesday, August 26, 2015 and at any time thereafter. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their investor warrants. Persons who are holders of record of their investor warrants may redeem their investor warrants by delivering their certificates representing their investor warrants to:

Corbus Pharmaceuticals Holdings, Inc.

100 River Ridge Drive

Norwood, MA 02062

Attention: Sean Moran

Telephone: (617) 963-0103

ADDITIONAL INFORMATION

You can receive additional information regarding the exercise or redemption of your investor warrants by contacting Aegis Capital Corp., our investor warrant solicitation agent, at:

Aegis Capital Corp.

810 Seventh Avenue, 18th Floor

New York, NY 10019

Attn: Jesse Rudic

Telephone Number: 212-812-1010

Email: jesse@aegiscap.com

Pursuant to the terms of a Warrant Solicitation Agreement and as contemplated by the terms of the Investor Warrants, the Company has retained Aegis Capital Corp. to act as its investor warrant solicitation agent and to manage the investor warrant exercise and redemption process. The Company has agreed to pay Aegis Capital Corp. a fee of 5% of the gross proceeds derived from the exercise of the investor warrants to act as our investor warrant solicitation agent.

COMPANY INFORMATION; DELIVERY OF PROSPECTUS

To assist you in determining whether or not to exercise your investor warrant, information about the Company can be found in the Company’s Annual Report on Form 10-K filed with the SEC on February 10, 2014, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2015, the Company’s Proxy Statement filed with the SEC on April 28, 2015 and all of the Company’s Current Reports on Form 8-K filed with the SEC since January 1, 2015, all of which are publicly available through the SEC’s web site at http://www.sec.gov, as well as on the Company’s web site at http://www.CorbusPharma.com. A prospectus required for delivery in connection with any resale of the common stock issuable upon the exercise of the investor warrants will accompany this notice of redemption at a future date and is available through the SEC’s website at http://www.sec.gov, as well as on the Company’s website at http://www.CorbusPharma.com.

*********************************

If you have any questions about exercising or redeeming the investor warrants or need additional copies of the prospectus, please contact Sean Moran, Chief Financial Officer of the Company, at (617) 963-0103.

Sincerely,

/s/ Yuval Cohen
Yuval Cohen
President and Chief Executive Officer

Enc.

EXHIBIT A

NOTICE OF EXERCISE

(To be executed by the Holder of Warrant if such Holder desires to exercise Warrant)

To Corbus Pharmaceuticals Holdings, Inc.:

The undersigned hereby irrevocably elects to exercise this Warrant and to purchase thereunder,                      full shares of Corbus Pharmaceuticals Holdings, Inc. common stock issuable upon exercise of the Warrant and delivery of $         (in cash as provided for in the Warrant) and any applicable taxes payable by the undersigned pursuant to such Warrant.

The undersigned requests that certificates for such shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

The undersigned hereby reaffirms all of the representations and warranties made in the subscription agreement submitted to Corbus Pharmaceuticals Holdings, Inc. to acquire the Warrant, including that the undersigned is an accredited investor as defined under Rule 501 of Regulation D of the Securities Act of 1933.

If the shares issuable upon this exercise of the Warrant are not all of the Warrant Shares which the Holder is entitled to acquire upon the exercise of the Warrant, the undersigned requests that a new Warrant evidencing the rights not so exercised be issued in the name of and delivered to:

(Please print name, address and social security or federal employer identification number (if applicable))

Name of Holder (print):

(Signature):

(By:)

(Title:)

Dated: